Exhibit 99.1

For more information, contact:
Novatel Wireless	The Blueshirt Group
Dan Halvorson	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
(858) 320-8821	chris@blueshirtgroup.com
www.novatelwireless.com	rakesh@blueshirtgroup.com

Novatel Wireless Announces Preliminary 4th Quarter Results

Company Positioned to Lead Embedded Laptop Market with Four Design Wins with Tier One Laptop Manufacturers

SAN DIEGO, CA – January 26, 2006 – Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, announced today preliminary results for fourth quarter ended December 31, 2005.

Revenues for the fourth quarter are expected to increase approximately 45% year-over year and 15% sequentially to $48.5 million. During the fourth quarter, the Company incurred accelerated R&D costs in response to additional design wins for its embedded OEM solutions and took an inventory charge of approximately $1.5 million related principally to certain legacy 2.5G products. Including these costs, GAAP net income is expected to be $0.00 to $0.01 per diluted share, below previous Company expectations due to a change in product mix and the additional expenses. The Company expects to increase net cash and investments in the fourth quarter to over $85 million or $2.91 per share.

“Fourth quarter revenues were the highest in Company history, benefiting from impressive 74% sequential growth of our EV-DO products to over $25 million,” commented Peter Leparulo, Novatel Wireless’ Chief Executive Officer. “During the period, we had nine-million dollar carrier customers – one of our most diverse quarters ever - and the fourth quarter included initial sales of our HSDPA wireless data cards to leading carriers in both Europe and North America. With the roll-out of our HSDPA products, we saw a significant decrease in sales and product margins of legacy UMTS products. This decrease impacted overall gross margins and product mix in the fourth quarter.”

“Over the last three months, we received design wins from additional Tier One laptop manufacturers, bringing our total to four Tier One laptop manufacturers, and several other mass market devices,” added Mr. Leparulo. “We believe these wins represent at least half of the Tier One design decisions in the industry to date. In many cases, our OEM partners are now launching across additional technologies, into

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additional markets, and with additional carriers, each with their own development and integration requirements. The number of laptop and other hardware applications rolling out with our products in the first half of 2006 is a significant acceleration of our original plans and we have rapidly expedited our R&D efforts to meet these more aggressive plans. As a result, R&D spending increased to 15% in the fourth quarter and we believe that the return on this investment will be rapidly increasing OEM revenues in the second half of the year.”

“We are excited to announce that we will begin shipping OEM products later in this quarter to one of the world’s largest laptop manufacturers and plan to roll out with three more partners in Q2,” Mr. Leparulo stated. “With our success to date with both Tier One and Tier Two platforms, we believe that we are now positioned to be the leader in the 3G embedded market as this technology moves toward broad commercialization this year.”

“2005 was our second consecutive year of greater than 50% revenue growth, leading to the best operating income in the company’s history. While we will continue to see the impact of the transition to HSDPA in Q1 on our bottom line, we enter 2006 making significant progress on all fronts in our diversification strategy and will be introducing many exciting new products throughout the year,” Mr. Leparulo concluded. “While the transition to HSDPA will take longer than originally anticipated, we are well positioned with this technology and enjoying greater than expected growth in our EV-DO business. This growth in our core business will be complemented by our exciting entrance into two promising emerging markets—embedded solutions for laptops and fixed mobile convergence.”

Novatel Wireless will host a conference call for analysts and investors to discuss its full fourth quarter and year end 2005 results at 5:00 p.m. ET on February 22, 2006. A live Web cast of the conference call will be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless’ Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ Merlin(TM) PC Cards, Expedite(TM) Embedded Modems, Freedom Box(TM) Ruggedized Modems, MobiLink(TM) Communications Software Suite, Ovation(TM) 3G Multimedia Application Consoles and Conversa(TM) Software Suite enable high-speed wireless access to personal, corporate and public information. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information on Novatel Wireless visit www.novatelwireless.com. (nvtlf)

© 2006 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, Expedite EV620, Freedom Box, MobiLink, Ovation, and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Cautionary Note Regarding Forward Looking Statements

2005 results are preliminary and quarterly results are unaudited. Some of the information presented in this release constitutes forward looking statements based on management’s current estimates and expectations. In this context, forward looking statements often address expected future business and financial performance and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks” and “will”, for example. Forward looking statements by their nature address matters that are, to varying degrees, uncertain and therefore involve risks, uncertainties and assumptions. The Company therefore cannot guarantee future results, performance or achievements.

Factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings and include, without limitation, the future demand for wireless broadband access to data, the future growth of wireless wide area networking, changes in commercially adopted wireless transmission standards and technologies, continued acceptance of the Company’s current product offerings and market demand for and acceptance of the Company’s anticipated new product offerings in 2006, increased competition and pricing pressure from wireless market participants, dependence on third party manufacturers and component suppliers and management of inventory, dependence on intellectual property rights, litigation or regulatory developments, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, product development, strategic relationships, customers, manufacturing, international expansion, sales initiatives, gross margin and cost containment initiatives.

These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings (available at www.sec.gov), could cause actual results to differ materially. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.